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                                                                   Exhibit 23.03



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 of our report dated November 1, 2000, related to the financial statements of GlobalCenter Holding Co. included in Exodus Communications, Inc.'s Form 8-K dated January 24, 2001, and to the incorporation by reference of our report dated April 18, 2001, related to the financial statements of GlobalCenter Holding Co. included in Exodus Communications Inc.'s Form 8-K/A dated May 10, 2001. It should be noted that we have not audited any financial statements of GlobalCenter Holding Co. subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.



/s/ Arthur Andersen LLP

San Jose, California
May 10, 2001